UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2007

ICT TECHNOLOGIES, INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-29805 (Commission File Number)	13-4070586 (IRS Employer Identification No.)

181 Westchester Avenue, Port Chester, New York 10573 Telephone No.: (914)-937-3900 (Address and telephone number of Registrant's principal executive offices and principal place of business)
(Former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

ྎ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

ྎ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

ྎ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

ྎ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective as of April 23, 2007, our wholly owned subsidiary, Europhone USA, LLC (“Europhone”), entered into an exclusive master service agreement (the “Service Agreement”) with Parallel No Limit, Inc., a Delaware Corporation (“Parallel Group”), pursuant to which, among other things, we granted certain exclusive and non exclusive rights to sell certain of our prepaid telephony products under the Eugro and Europhone brand of products. A copy of the Exclusive Agreement is annexed to this Current Report as Exhibit 10.1, a description of which follows.

All references herein to “we”,”us” or “our” refers to the reporting company, ICT Technologies, Inc. (the “Company”) and its wholly owned subsidiaries.

Terms of Service Agreement

Exclusivity in United States for Certain Pre-paid Calling Services

Under the Service Agreement, Europhone has granted Parallel Group the exclusive rights to resell the “Europhone” related prepaid calling and similar services within the United States, subject to our right to make direct sales or open Company owned stores.  Parallel Group has also agreed that Europhone will be the exclusive provider to them for pre-paid calling related services and carrier network and carrier network connectivity services.

In addition, Parallel Group was granted a non-exclusive right to sell our new “One World One Sim” cellular phone chip and related products and service during the term of the Service Agreement. The Parallel Group was required to provide a $100,000 refundable security deposit to the Company as a security against future orders by Parallel Group, of which, $55,000 has already been paid as a deposit.

Minimum Activations and Active Subscriber Base Thresholds

The Service Agreement provides that Parallel Group shall procure a minimum of 150,000 activations per year, with the first year ending in April of 2008, with increases of 10% (compounded) per year (the “Minimum Activations”), with a minimum of 75,000 activations during the first six months of the term. In the event that the Minimum Activations are not satisfied for any fiscal year after entry into the agreement, we have the right to terminate the Service Agreement at the end of such year.

Additionally, the Parallel Group is required to maintain a minimum subscriber base as at the end of the initial six month period and each fiscal year thereafter (the “Active Subscriber Base”) equivalent to the number Minimum Activations required for such year. Failure to maintain the Active Subscriber Base or Minimum Activations would result in the our right to terminate the Service Agreement at the stated times.

Back Office Services

In addition to the calling time and prepaid services to be provided by Europhone, the Service Agreement provides that Europhone will provide certain “back office” services, such as implementation services, customer acquisition services, equipment fulfillment services, activity reporting services, support services.

Termination of Service Agreement

The term of the Service Agreement expires five years from the date of the start of the Service Agreement and is automatically renewed for two year increments unless terminated. The Service Agreement may be terminated at the end of the term and any renewal term by (i) either party by providing notice of termination 70 days prior to the end of any term or renewal period, (ii) Europhone, if the Parallel Group does not achieve its Minimum Activations and Minimum Subscriber Base thresholds as of the end of any year, or (iii) either party if they have not agreed on pricing for the sales of services during the term or any extension term of the Service Agreement. In addition, the Service Agreement may also be terminated at the end of the six month anniversary of the Service Agreement and at the end of each fiscal year thereafter if the Minimum Activations for the preceding fiscal year have not been satisfied by the Parallel Group.

Payments

The Service Agreement provides for payment to be made simultaneously by ACH transfer upon activation of any sim chips, cards or related telephone services and within one business day of the shipment of cellular phones and other hardware. In the event of a dispute in payment of over 15%, the Service Agreement provides that the undisputed amount shall be paid and that the remaining amount shall be paid into escrow with the right of the parties to negotiate in good faith to resolve such dispute and, if not resolved within 70 days, the agreement may be terminated. Notwithstanding the foregoing, the Company’s obligations to provide services terminate one day after failure to pay.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Not Applicable

(b) Pro forma financial information.

Not Applicable

(c) Shell company transactions.

Not Applicable

(d) Exhibits.

Mobile Prepaid Exclusive Master Service Agreement, annexed as Exhibit 10.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICT TECHNOLOGIES, INC.

Date: April 23, 2007	By:	/s/ Vasilios Koutsobinas
Chairman, Principal Financial Officer and Principal Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Mobile Prepaid Exclusive Master Service Agreement.